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                                                                     Exhibit 4.3

                                                                  EXECUTION COPY

                           ALTUS PHARMACEUTICALS INC.

                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     This Amended and Restated Investor Rights Agreement (this "Agreement") dated as of May 21, 2004 is entered into by and among Altus Pharmaceuticals Inc., a Delaware corporation (the "Company") (f/k/a "Altus Biologics Inc."), Vertex Pharmaceuticals Incorporated, a Massachusetts corporation ("Vertex"), Cystic Fibrosis Foundation Therapeutics, Inc., a Maryland corporation ("CFF"), Joshua S. Boger, Richard H. Aldrich, and Thomas G. Auchincloss, Jr. (collectively, the "Vertex Officers") and the individuals and entities listed on Exhibit A attached hereto (the "Purchasers"), and amends and restates that certain Investor Rights Agreement dated September 26, 2001, among the Company and the parties thereto as amended as of December 7, 2001 (the "Prior Agreement"). Vertex, CFF and the Purchasers are sometimes referred to herein as the "Holders."

                                    Recitals

     WHEREAS, the Company and certain of the Purchasers have entered into a Series C Convertible Preferred Stock and Warrant Purchase Agreement of even date herewith (the "Purchase Agreement");

     WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement;

     WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety so as to read in its entirety as set forth herein;

     WHEREAS, the undersigned parties represent the necessary voting power required to amend the Prior Agreement pursuant to Section 7(g) thereof; and

     WHEREAS, the Company, Vertex, CFF and the Purchasers desire to provide for certain arrangements with respect to (i) the registration of shares of capital stock of the Company under the Securities Act (as defined below), (ii) percentage maintenance rights with respect to certain issuances of securities of the Company, and (iii) certain covenants of the Company and other parties hereto.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

     1. Certain Definitions.

     As used in this Agreement, the following terms shall have the following respective meanings:
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               "Board of Directors" means the Board of Directors of the Company.

               "Commission" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

               "Common Stock" means the common stock, $.01 par value per share, of the Company.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

               "Initiating Holders" means the Stockholders initiating a request for registration pursuant to Section 2.1(a) or 2.1(b), as the case may be.

               "Initial Public Offering" means the initial underwritten public offering of shares of Common Stock pursuant to an effective Registration Statement.

               "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

               "Purchaser Warrants" means the warrants to purchase shares of the Series C Convertible Preferred Stock issued to certain of the Purchasers pursuant to the terms of the Purchase Agreement and warrants to purchase shares of the Series B Convertible Preferred Stock held by certain of the Purchasers.

               "Registration Expenses" means the expenses described in Section 2.4.

               "Registrable Shares" means (i) the shares of Common Stock issued or issuable upon conversion of the Shares, (ii) any shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities of the Company, now owned or hereafter acquired by the Purchasers, Vertex, the Vertex Officers or CFF and (iii) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon the earlier of:

               (i) any sale pursuant to a Registration Statement or Rule 144 under the Securities Act,

               (ii) any sale in any manner to a person or entity which, by virtue of Section 5 of this Agreement, is not entitled to the rights provided by this Agreement; or


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               (iii) as to the beneficial owner of such Registrable Shares, at such time after the Closing of the Company's Initial Public Offering when such beneficial owner is able to sell all of his or its Registrable Shares in a three-month period pursuant to Rule 144 under the Securities Act (without giving effect to Rule 144(k) thereunder); provided that, notwithstanding this clause
(iii), such Registrable Shares shall continue to be Registrable Shares at any time during the term hereof that such beneficial owner is subject to any "market stand off" "lock up" or similar type of obligation with respect to any of the Company's securities (and such shares have not been previously sold in a sale under clause (i) or (ii) above).

               Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion or exercise of convertible securities and warrants convertible into or exercisable for the Shares even if such conversion or exercise has not been effected.

               "Registration Statement" means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

               "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

               "Selling Stockholder" means any Stockholder owning Registrable Shares included in a Registration Statement.

               "Series B Director" means a director of the Company elected by the holders of the outstanding Series B Convertible Preferred Stock in accordance with the terms of the Company's Certificate of Incorporation, as in effect from time to time (the "Charter"), and subject to that certain Amended and Restated Stockholders' Voting Agreement dated as of even date herewith by and among the Company, the Purchasers and Vertex (each as defined therein) (the "Voting Agreement").

               "Series C Director" means a director of the Company elected by the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock in accordance with the terms of the Charter and subject to the Voting Agreement.

               "Series B Convertible Preferred Stock" means the Company's Series B Convertible Preferred Stock, $.01 par value per share.


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               "Series C Convertible Preferred Stock" means the Company's Series
C Convertible Preferred Stock, $.01 par value per share.

               "Shares" means shares of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock issued to the Purchasers and issuable upon exercise of the Purchaser Warrants.

               "Stockholders" means the Purchasers, Vertex, the Vertex Officers, CFF and any persons or entities to whom the rights granted under this Agreement are transferred by any Purchasers, their successors or assigns pursuant to
Section 5 hereof.

               "Triggering Public Offering" means either (i) a public offering of the Company's Common Stock which triggers mandatory conversion into Common Stock of all of the Company's outstanding preferred stock, $.01 par value per share, which is convertible into Common Stock (the "Convertible Preferred Stock") pursuant to the terms of the Charter or in connection with which all of the outstanding shares of Convertible Preferred Stock are otherwise converted into shares of Common Stock, or (ii) an Initial Public Offering consented to by the holders of a majority of the Registrable Shares.

     2. Registration Rights.

          2.1 Required Registrations.

               (a) At any time after the earlier of (x) two years from the date hereof or (y) six months after the closing of the Initial Public Offering, a Stockholder or Stockholders may request, in writing, that the Company effect the registration on Form S-1 or Form S-2 (or any successor form) of Registrable Shares owned by such Stockholder or Stockholders having an aggregate value of at least $20,000,000 (based on the then current market price or fair value of the Common Stock as determined in good faith by the Board of Directors).

               (b) At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Stockholder or Stockholders holding Registrable Shares may request, in writing, that the Company effect the registration on Form S-3 (or its successor form), of Registrable Shares having an aggregate value of at least $10,000,000 (based on the then current public market price of the Common Stock).

               (c) Upon receipt of any request for registration pursuant to this
Section 2, the Company shall promptly give written notice of such proposed registration to all other Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election, subject in the case of an underwritten offering to the approval of the managing underwriter as provided in Section 2.1(d) below. Thereupon, the Company shall, as expeditiously as possible, use its reasonable best efforts to effect


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the registration on an appropriate registration form of all Registrable Shares which the Company has been requested to so register (provided, however, that in the case of a registration requested under Section 2.1(b), the Company will only be obligated to effect such registration on Form S-3 (or any successor form)).

               (d) If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or (b), as the case may be, and the Company shall include such information in its written notice referred to in Section 2.1(c). The right of any other Stockholder to include its Registrable Shares in such registration pursuant to Section 2.1(a) or (b), as the case may be, shall be conditioned upon such other Stockholder's participation in such underwriting on the terms set forth herein. If the Company desires that any officers or directors of the Company holding securities of the Company be included in any registration for an underwritten offering requested pursuant to this Section 2.1(d), the Company may include the securities of such officers and directors in such registration and underwriting on the terms set forth herein. The Company shall (together with all Stockholders, officers and directors proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form (including, without limitation, customary indemnification and contribution provisions on the part of the Company) with the managing underwriter; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of Stockholders materially greater than the obligations of the Stockholders pursuant to Section 2.5. Notwithstanding any other provision of this Section 2.1(d), if the managing underwriter advises the Company that the inclusion of all shares requested to be registered would adversely affect the offering, the securities of the Company held by officers or directors of the Company (other than Registrable Shares) shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and if a further limitation of the number of shares is required, the number of shares that may be included in such registration and underwriting shall be allocated among all holders of Registrable Shares requesting registration in proportion, as nearly as practicable, to the respective number of Registrable Shares held by them at the time of the request for registration made by the Initiating Holders pursuant to Section 2.1(a) or
(b), as the case may be. If any holder of Registrable Shares, officer or director who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, and the securities so withdrawn shall also be withdrawn from registration. If the managing underwriter has not limited the number of Registrable Shares or other securities to be underwritten, the Company may include securities for its own account in such registration if the managing underwriter so agrees and if the number of Registrable Shares and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

               (e) The Initiating Holders shall have the right to select the managing underwriter(s) for any underwritten offering requested pursuant to
Section 2.1(a) or (b), subject to the approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed.


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               (f) The Company shall not be required to effect more than three registrations pursuant to Section 2.1(a) in total, or in any 12-month period more than two registrations pursuant to Section 2.1(b). In addition, the Company shall not be required to effect any Registration Statement hereunder (other than on Form S-3 or any successor form relating to secondary offerings) within six months after the effective date of the Registration Statement relating to the Initial Public Offering or within three months after the effective date of any other Registration Statement relating to an underwritten public offering. For purposes of this Section 2.1(f), a Registration Statement shall not be counted until such time as such Registration Statement has been declared effective by the Commission (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Stockholders after the date on which such registration was requested) and elect not to pay the Registration Expenses therefor pursuant to Section 2.4). For purposes of this
Section 2.1(f), a Registration Statement shall not be counted if, as a result of an exercise of the underwriter's cut-back provisions, less than seventy-five percent (75%) of the total number of Registrable Shares that Stockholders have requested to be included in such Registration Statement are so included.

               (g) If at the time of any request to register Registrable Shares by Initiating Holders pursuant to this Section 2.1, the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of 90 days from the date of such request, such right to delay a request to be exercised by the Company not more than once in any 12-month period.

          2.2 Incidental Registration.

               (a) During the period from 180 days following the Initial Public Offering to five (5) years following the Triggering Public Offering, whenever the Company proposes to file a Registration Statement (other than a Registration Statement filed pursuant to Section 2.1), it will, prior to such filing, give written notice to all Stockholders of its intention to do so. Upon the written request of a Stockholder or Stockholders given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its reasonable best efforts to cause all Registrable Shares which the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder or Stockholders, subject to Section 2.2(b) below; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.2 without obligation to any Stockholder.


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               (b) If the registration for which the Company gives notice pursuant to Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 2.2(a). In such event, the right of any Stockholder to include its Registrable Shares in such registration pursuant to this Section 2.2 shall be conditioned upon such Stockholder's participation in such underwriting on the terms set forth herein. All Stockholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Company. Notwithstanding any other provision of this Section 2.2, if the managing underwriter determines that the inclusion of all shares requested to be registered would adversely affect the offering, the Company may limit the number of Registrable Shares to be included in the registration and underwriting. The Company shall so advise all holders of Registrable Shares requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner: the securities of the Company held by holders other than Registrable Shares held by Stockholders shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter; and, if a further limitation on the number of shares is required, the number of shares that may be included in such registration and underwriting shall be allocated among all Stockholders requesting registration in proportion, as nearly as practicable, to the respective number of Registrable Shares which they held at the time the Company gives the notice specified in Section 2.2(a), provided that the number of Registrable Shares permitted to be included therein shall in any event be at least fifty percent (50%) of the securities included therein (based on aggregate market values). If any Stockholder would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting Stockholders pro rata in the manner described in the preceding sentence. If any holder of Registrable Shares or any officer or director disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company, and any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          2.3 Registration Procedures.

               (a) If and whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of any Registrable Shares under the Securities Act, the Company shall:

                    (i) file with the Commission a Registration Statement with respect to such Registrable Shares and use its reasonable best efforts to cause such Registration Statement to become effective as soon as possible;

                    (ii) as expeditiously as possible prepare and file with the Commission any amendments and supplements to such Registration Statement and the Prospectus included in such Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and


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to keep such Registration Statement effective for 12 months from the effective date or such lesser period until all such Registrable Shares are sold;

                    (iii) as expeditiously as possible furnish to each Selling Stockholder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Stockholder;

                    (iv) as expeditiously as possible use its reasonable best efforts to register or qualify such Registrable Shares covered by such Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may reasonably be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of such Registrable Shares owned by the Selling Stockholders; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction unless the Company is already subject to such jurisdiction;

                    (v) as expeditiously as possible, use its reasonable best efforts to cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

                    (vi) promptly provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement;

                    (vii) promptly make available for inspection by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Stockholders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

                    (viii) as expeditiously as possible, notify each Selling Stockholder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

                    (ix) as expeditiously as possible following the effectiveness of such Registration Statement, notify each seller of such Registrable


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Shares of any request by the Commission for the amending or supplementing of such Registration Statement or any Prospectus forming part of such Registration Statement;

                    (x) use its reasonable best efforts to furnish, on the date that such Registrable Shares are delivered to the underwriters for sale, if such securities are being sold through underwriters, (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (2) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

                    (xi) execute and deliver such instruments and take such other actions as the Holders of the Registrable Shares covered by such Registration Statement may reasonably request in order to facilitate the effectiveness of such Registration Statement and qualification or compliance under applicable Blue Sky laws, and the disposition of the shares covered by such Registration Statement.

               (b) If the Company has delivered a Prospectus to the Selling Stockholders and after having done so such Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders and, if requested, the Selling Stockholders shall immediately cease making offers of Registrable Shares pursuant to such Prospectus and return all such Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares pursuant to the revised Prospectuses.

               (c) In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this
Section 2.3(c) to suspend sales of Registrable Shares for a period in excess of 60 consecutive days and not more than twice in any 365-day period.

          2.4 Allocation of Expenses. The Company will pay all Registration Expenses for all registrations under this Agreement; provided, however, that if a registration under Section 2.1 is withdrawn at the request of the Initiating Holders (other


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than as a result of: (i) information concerning the business or financial condition of the Company which is made known to the Stockholders after the date on which such registration was requested or (ii) the exclusion, in accordance with Sections 2.1(d) or 2.2(b), of a portion of the Registrable Shares sought to be registered by such Initiating Holders that reduces the total number of Registrable Shares being registered to less than seventy-five percent (75%) of the number of Registrable Shares originally requested to be registered) and if the Initiating Holders elect not to have such registration counted as a registration requested under Section 2.1, the requesting Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section, the term "Registration Expenses" shall mean all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, listing fees for an exchange or automated quotation system, printing expenses, fees and expenses of counsel for the Company and the fees and expenses of one legal counsel selected by the Selling Stockholders to represent the Selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Selling Stockholders' own counsel (other than the counsel selected to represent all Selling Stockholders).

          2.5 Indemnification and Contribution.

               (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Stockholder, each underwriter of such Registrable Shares, and each other person, if any, who controls such Selling Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Selling Stockholder, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any Prospectus contained in such Registration Statement, or any amendment or supplement to such Registration Statement or Prospectus, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities or Blue Sky laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities or Blue Sky laws in connection with the Registration Statement or the offering contemplated thereby; and the Company will reimburse each such Selling Stockholder, underwriter and controlling person for any legal or any other expenses reasonably incurred by such Selling Stockholder, underwriter or controlling person in connection with investigating or defending against any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue


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statement or omission made in such Registration Statement, Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Selling Stockholder, underwriter or controlling person specifically for use in the preparation thereof.

               (b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each Selling Stockholder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers, each underwriter (if any), each other Selling Stockholder and each person, if any, who controls the Company, any of the other Selling Stockholders or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any Prospectus contained in such Registration Statement, or any amendment or supplement to such Registration Statement or Prospectus, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if and to the extent (and only to the extent) that the statement or omission was made in reliance upon and in conformity with information relating to such Selling Stockholder furnished in writing to the Company by such Selling Stockholder specifically for use in connection with the preparation of such Registration Statement, Prospectus, amendment or supplement; provided, however, that the obligations of a Selling Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Selling Stockholder of Registrable Shares sold in connection with such registration.

               (c) Each party entitled to indemnification under this Section 2.5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.5 except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm in any proceeding or series of related proceedings in the same jurisdiction as counsel for all


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Indemnified Parties. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

               (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Selling Stockholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Selling Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact related to information supplied by the Company or the Selling Stockholders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 2.5(d), (i) in no case shall any one Selling Stockholder be liable or responsible for any amount in excess of the net proceeds received by such Selling Stockholder from the offering of Registrable Shares in connection with such registration and (ii) the Company shall be liable and responsible for any amount in excess of such proceeds received by it; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.5(d), notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section 2.5. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

               (e) The obligations of the Company and the Selling Stockholders under this Section 2.5 shall survive completion of any offering of Registrable Shares in a Registration Statement and the termination of this Agreement.

          2.6 [RESERVED.]

          2.7 Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

          2.8 "Stand-Off" Agreement. Each Stockholder, if requested by the Company and the managing underwriter of an underwritten public offering by the Company of Common Stock, shall not sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Stockholder for a period of 180 days following the effective date of a Registration Statement; provided, that:

               (a) such agreement shall only apply to the Triggering Public Offering;

               (b) all stockholders of the Company then holding at least one percent (1%) of the outstanding Common Stock (on an as-converted basis) and all officers and directors of the Company enter into similar agreements; and

               (c) in the event the managing underwriter waives any requirement for any similar agreement with any person or entity specified in clause (b) above, the waiver shall apply to such Stockholder.

     The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such 180-day period.

          2.9 Confidentiality of Notices. Any Stockholder receiving any written notice from the Company regarding the Company's plans to file a Registration Statement shall treat such notice as Confidential Information (as defined below) and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.

          2.10 Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of Stockholders holding at least fifty-five percent (55%) of the Registrable Shares then held by all Stockholders, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company which grants such holder or prospective holder rights to include securities of the Company in any Registration Statement; provided, however, the Company may grant to such holders rights to initiate a registration on Form S-3 (or its successor) without such consent so long as the Stockholders are entitled to include Registrable Shares in such a registration on a pro rata basis with such holders based on the number of shares of Common Stock (on an as-converted basis) owned by Stockholders and such holders.

          2.11 Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

               (a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144;

               (b) use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

               (c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

          2.12 Termination. All of the Company's obligations to register Registrable Shares under Sections 2.1 and 2.2 shall terminate five (5) years after the closing of the Triggering Public Offering.

     3. Percentage Maintenance Right.

          3.1 Rights of Purchasers and Vertex.

               (a) The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange,
(i) any shares of its Common Stock, (ii) any other equity securities of the Company, including, without limitation, shares of preferred stock, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company, or (iv) any debt securities convertible into capital stock of the Company (collectively, the "Offered Securities"), unless in each such case the Company shall have first complied with this Section
3.1. The Company shall deliver to each Purchaser and Vertex (an "Offeree" or the "Offerees") a written notice of any proposed or intended issuance, sale or exchange of Offered Securities (the "Offer"), which Offer shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged, and
(iv) offer to issue and sell to or exchange with such Offeree (A) a pro rata portion of the Offered Securities determined by dividing the aggregate number of shares of Common Stock then held by such Offeree (giving effect to the conversion of all securities of the Company convertible into capital stock of the Company then held, including, but not limited to, shares of Convertible Preferred Stock, Purchaser Warrants, warrants to purchase Common Stock held by Vertex as of the date of this Agreement (the "Vertex Warrants") and all accrued but unpaid dividends (whether or not declared) on the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, as converted into shares of Common Stock based on the fair market value of the Common Stock at the time of delivery of the Offer (as determined in good faith by the Board of Directors), which are then outstanding as if they had been exercised) by the total number of shares of Common Stock then outstanding (giving effect to the conversion of all securities of the Company convertible into capital stock of the Company then held, including, but not limited to, outstanding shares of Convertible Preferred Stock, Purchaser Warrants, Vertex Warrants, all options to purchase Common Stock granted pursuant to the Company's stock option plans and all accrued but unpaid dividends (whether or not declared) on the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, as converted into shares of Common Stock based on the fair market value of the Common Stock at the time of delivery of the Offer (as determined in good faith by the Board of Directors), which are then outstanding as if they had been exercised) and multiplying such fraction by 1.4 (such resulting sum to be referred to herein as the "Basic Amount"); provided, however, that if the aggregate Basic Amount subscribed for by all Offerees exceeds the number of Offered Securities, then each Offeree's Basic Amount shall be reduced to equal that proportion of the Offered Securities which such initial Basic Amount subscribed for by such Offeree bears to all of the initial Basic Amounts subscribed for by all Offerees, and (B) any additional portion of the Offered Securities attributable to the Basic Amounts of other Offerees as such Offeree shall indicate it will purchase or acquire should the other Offerees subscribe for less than their Basic Amounts (the "Undersubscription Amount").

               (b) To the extent the consideration the Company is to receive in exchange for the Offered Securities (the "Consideration") is something other than cash, the Offer shall indicate the fair market value of the Consideration, as determined by the Board of Directors in good faith (the "Consideration Cash Equivalent"), and shall offer to issue and sell to or exchange with the Offeree the Basic Amount and the Undersubscription Amount for either (i) the Consideration or (ii) the Consideration Cash Equivalent at the Offeree's option.

               (c) To accept an Offer, in whole or in part, an Offeree must deliver a written notice to the Company prior to fifteen (15) days after the date of delivery of the Offer, setting forth the portion of the Offeree's Basic Amount that such Offeree elects to purchase and, if such Offeree shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that such Offeree elects to purchase (the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Offerees are less than the total of all of the Basic Amounts available for purchase, then each Offeree who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the aggregate Undersubscription Amounts subscribed for exceed the difference between the total of all of the Basic Amounts available for purchase and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Offeree who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Offeree bears to the total Undersubscription Amounts subscribed for by all Offerees, subject to rounding by the Board of Directors to the extent it deems reasonably necessary.

               (d) The Company shall have sixty (60) days from the expiration of the period set forth in Section 3.1(c) above to issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Offerees (the "Refused Securities"), but only to the purchasers described in the Offer and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to such acquiring person or persons or less favorable to the Company than those set forth in the Offer.

               (e) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 3.1(d) above), then each Offeree may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Offeree elected to purchase pursuant to Section 3.1(a) above multiplied by a fraction,
(i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Offerees pursuant to Section 3.1(a) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Offeree so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than such reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Offerees in accordance with Section 3.1(a) above.

               (f) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Offerees shall acquire from the Company or the underwriters, as the case may be, and the Company shall issue to the Offerees, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 3.1(e) above if the Offerees have so elected, upon the terms and conditions specified in the Offer.

               (g) The purchase by the Offerees of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offerees of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and their respective counsel.

               (h) Any Offered Securities not acquired by the Offerees or other persons in accordance with Section 3.1(d) and (f) above may not be issued, sold or exchanged until they are again offered to the Offerees under the procedures specified in this Agreement.

               (i) The rights of the Offerees under this Section 3 shall not apply to:

                    (1) the issuance of any shares of Common Stock as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock;

                    (2) the issuance of any shares of Common Stock upon conversion of the Shares or other shares of Convertible Preferred Stock or exercise of any warrants or options to acquire capital stock of the Company outstanding on the date of this Agreement;

                    (3) the issuance of shares of Common Stock or options with respect thereto (subject in either case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares on or after the date of this Agreement), issued or issuable to employees, directors or officers of, or consultants to, the Company or any of its subsidiaries pursuant to any plan, agreement or arrangement approved by the Board or Directors, including at least one Series B Director and at least one Series C Director so long as the holders of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock have the right to appoint a Series B Director and Series C Director, respectively ("Company Plans");

                    (4) the issuance of securities solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other entity that has been approved by the Board of Directors;

                    (5) the issuance of securities in connection with any strategic alliance, collaboration or license agreement or agreement approved by the Board of Directors, including at least one Series B Director and at least one Series C Director so long as the holders of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock have the right to appoint a Series B Director and Series C Director, respectively; or

                    (6) the issuance of shares of Common Stock by the Company in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.

          3.2 Termination. This Section 3 shall terminate upon the earlier of the following events:

               (a) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise; or

               (b) the closing of a Triggering Public Offering.

     4. Covenants.

          4.1 Affirmative Covenants.

               (a) Inspection and Observation. The Company shall permit each Purchaser and Vertex, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested, provided that such Purchaser, or authorized representative thereof, is not employed by or associated with a competitor of the Company.

               (b) Financial Statements and Other Information. The Company shall deliver to each Purchaser that holds not less than five percent (5%) of the total number of then outstanding Shares (including shares of Common Stock issued upon conversion of the Shares) outstanding on any given date, and to Vertex, so long as it owns at least five percent (5%) of the then outstanding Registrable
Shares:

                    (i) within 120 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company, and prepared in accordance with U.S. generally accepted accounting principles ("GAAP");

                    (ii) within 45 days after the end of each fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter, together with a brief executive summary prepared by the officers of the Company and covering any material business issues within the Company's business;

                    (iii) as soon as available, but in any event not later than 30 days prior to the commencement of each new fiscal year, a business plan and projected financial statements for such fiscal year;

                    (iv) such other notices, information and data with respect to the Company as the Company delivers to the holders of its capital stock at the same time it delivers such items to such holders; and

                    (v) with reasonable promptness, such other information and data as such Purchaser may from time to time reasonably request, provided that such Purchaser is not employed by or associated with a competitor of the Company.

The foregoing financial statements shall be prepared on a consolidated basis if the Company then has any subsidiaries. The financial statements delivered pursuant to clauses (ii) and (iii) of paragraph (b) shall be accompanied by a certificate of the chief financial officer of the Company stating that such statements have been prepared in accordance with GAAP consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby.

               (c) Reserved.

               (d) Material Changes and Litigation. The Company shall promptly notify each Purchaser and Vertex of any material adverse change in the business, prospects, assets or condition, financial or otherwise, of the Company and of any litigation or governmental proceeding or investigation brought or, to the best of the Company's knowledge, threatened against the Company, or against any officer, director, key employee or principal stockholder of the Company which, if adversely determined, would have a Company Material Adverse Effect, as such term is defined in the Purchase Agreement.

               (e) Key-Person Insurance. The Company shall maintain term life insurance upon the lives of Peter Lanciano and Alexey Margolin in the amount of $2 million each, with the proceeds payable to the Company for so long as they remain employees of the Company or for five years from the date of this Agreement, whichever is shorter.

               (f) Agreements with Employees.

                    (i) The Company shall require (x) all persons now or hereafter employed by the Company and (y) all independent contractors utilized by the Company who have access to confidential or proprietary information of the Company to enter into nondisclosure and assignment of inventions agreements substantially in the form of Exhibit E-1 to the Purchase Agreement.

                    (ii) The Company agrees that it will not, without the prior approval of a majority of the Board of Directors, including at least one Series B Director and one Series C Director so long as the holders of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock have the right to appoint a Series B Director and Series C Director, respectively, terminate, amend or waive any rights under any inventions, confidentiality, non-competition or restricted stock agreement between the Company and those individuals set forth on Exhibit B attached hereto from time to time.

               (g) Board of Directors.

                    (i) The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of

Directors or any committee thereof and shall pay each such director such compensation as determined for service on the Board of Directors.

                    (ii) Upon the appointment of each member of the Board of Directors who is not an employee of the Company, the Company shall also grant to such director options to purchase shares of Common Stock, as further described in the stock option agreement to be entered into between such director and the Company.

                    (iii) The Company shall cause the Board of Directors to meet at least six (6) times per year, unless otherwise agreed by a majority of the members of the Board of Directors, including at least one Series B Director and Series C Director so long as the holders of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock have the right to appoint a Series B Director and Series C Director, respectively.

                    (iv) From the date hereof, the By-laws of the Company shall contain a provision defining a quorum of the Board of Directors as a majority of directors, including at least one Series B Director and Series C Director so long as the holders of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock have the right to appoint a Series B Director and Series C Director, respectively; provided, however, that in connection with any action to be taken by the Board of Directors, including any action explicitly requiring the approval of at least one Series B Director and Series C Director, respectively, in the event that a quorum was not present at any duly noticed meeting because no Series B Director or Series C Director, respectively, was present, a deferred meeting may be held four (4) to six (6) business days thereafter at which a quorum shall consist solely of a majority of directors, and the matter may be approved by majority vote of the directors present at such deferred meeting regardless of the vote or attendance of either of the Series B Directors or Series C Directors, respectively.

                    (v) The Company shall not enter into any agreement with any stockholder, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by rental of real or personal property from, or otherwise requiring payments to, any such person or entity, but excluding any arrangement providing for compensation for services as a director that is paid to all directors, without the consent of at least a majority of the members of the Board of Directors having no interest in such agreement or arrangement.

                    (vi) The affirmative vote of a majority of the members of the Board of Directors, including at least one Series B Director and one Series C Director so long as the holders of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock have the right to appoint a Series B Director and Series C Director, respectively, shall be required to (i) establish or increase the compensation of executive officers of the Company or
(ii) grant stock options to any officer of the Company.

               (h) Reservation of Common Stock. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Shares and exercise of the Purchaser Warrants.

               (i) International Investment and Trade in Services Survey Act. The Company shall use its best efforts to file on a timely basis all reports required to be filed by it under 22 U.S.C. Section 3104, or any similar statute, relating to a foreign person's direct or indirect investment in the Company.

               (j) Subsequent Purchasers Becoming Parties to Co-Sale Agreement. The Company shall require each acquiror of shares of its capital stock who, as a result of such acquisition, becomes a holder of at least one percent (1%) of the Company's outstanding voting capital stock, as a condition of such purchase, to become a party to the Co-Sale Agreement (as that term is defined in the Purchase Agreement).

               (k) Officers to Become Parties to Co-Sale Agreement. The Company shall require any employee who may become an officer of the Company to become a party to the Co-Sale Agreement (as that term is defined in the Purchase Agreement) as an Executive (as that term is defined in the Co-Sale Agreement).

               (l) Statutory Rights. The provisions of Sections 4.1(a) and (b) above shall not be in limitation of any rights which any Purchaser may have under any applicable law with respect to the books and records of the Company or to inspect its properties or to discuss its affairs, finances and accounts.

               (m) Director's Insurance. The Company will obtain and maintain directors' and officers' liability insurance with appropriate coverage as may be determined by a majority of the non-employee directors of the Company when those same directors determine it is appropriate, but in any case prior to the first public offering of the Company securities.

               (n) Observer Rights.

                    (i) CMEA Ventures Life Sciences 2000, L.P. and CMEA Ventures Life Sciences 2000, Civil Law Partnership (together, the "CMEA Group" shall be permitted to select one representative, reasonably acceptable to the Company (the Observer"), who shall initially be David J. Collier, M.D. to attend all meetings of the Board of Directors in a non-voting, observer capacity. In connection therewith, the Company shall give such Observer copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to the Board of Directors; provided, however, that the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if the Chief Executive Officer or the Board of Directors believes that such exclusion is advisable (a) to enable the Company or the Board of Directors to comply with any laws, regulations or court orders, (b) to meet any legal obligations of the Company or the Board of Directors, (c) to preserve the attorney-client privilege, (d) to protect the Company's or any third party's confidential proprietary information or (e) to protect the competitive or other business interests of the Company.

                    (ii) CMEA Group's rights set forth in this Section 4(n) shall expire upon the earliest to occur of (x) the closing of the Company's initial firm-commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), resulting in at least $50 million of net proceeds to the Company at a minimum price to the public of $6.4721037 per share (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and other similar events), (y) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise, or
(z) at such time when CMEA Group no longer holds at least thirty percent (30%) of the shares of the Series B Convertible Preferred Stock initially purchased by CMEA Group (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and other similar events).

                    (iii) CMEA Group's rights under Section 4.1(n) are conditioned upon the prior execution of a Confidentiality and Non-Disclosure Agreement reasonably acceptable to the Company between CMEA (and its representatives, as applicable) and the Company.

               (o) Committees. For so long as the holders of the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock have the right to elect a member to the Board of Directors, at least one of each such member shall be appointed to any significant committee created by the Board of Directors, including, but not limited to, the compensation committee and audit committee of the Board of Directors; provided, however, that in no event shall a member of the Board of Directors designated by the holders of the outstanding shares of Series B Convertible Preferred Stock or Series C Convertible Preferred Stock be appointed to a committee formed for the purpose of evaluating any proposed transaction between the Company and, (i) in the case of the Series B Director, any entity of which such director may be an officer or director, or an "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act), or (ii) in the case of the Series C Director, Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus").

               (p) Confidentiality. Each Stockholder agrees that he, she or it will keep confidential and will not disclose, divulge or use for any purpose other than to monitor his, her or its investment in the Company any information that is labeled as confidential, proprietary or secret which such Stockholder may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to such Stockholder pursuant to this Agreement or the Ancillary Agreements (as that term is defined in the Purchase Agreement), or pursuant to visitation or inspection rights granted to the Purchasers and Vertex hereunder ("Confidential Information"), unless such Confidential Information (i) is known, or until such Confidential Information becomes known, to the public (other than as a result of a breach of this Section 4.1(p) by such Stockholder),
(ii) is or has been independently developed or conceived by such Stockholder without use of the Company's Confidential Information or (iii) is or has been made known or disclosed to such Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose Confidential Information (a) to such Stockholder's attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective purchaser of any Shares from such Stockholder as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section 4.1(p), (c) to any affiliate of such Stockholder or to a partner, stockholder or subsidiary of such Stockholder, provided that such person is obligated not to disclose, divulge or use any Conditional Information to the same extent as such Stockholder, or (d) if required to do so by law or applicable regulation or by any order of a court of competent jurisdiction or any judicial, regulatory or governmental body or stock exchange, provided that such Stockholder will, prior to disclosing any Confidential Information, to the extent reasonably practicable, inform the Company of the obligation to disclose and identify the Confidential Information that will be disclosed and further provided that such Stockholder limits such disclosure to only that which is necessary to comply with such law, regulation or order.

          4.2 Termination of Covenants. All covenants of the Company contained in Section 4.1 other than Sections 4.1(o) and (p) shall terminate, and be of no further force or effect, upon the closing of a Triggering Public Offering.

          4.3 Post Triggering Public Offering Board Rights. From the date on which the Company completes a Triggering Public Offering for shares of Common Stock pursuant to a registration under the Act, and for as long as Warburg Pincus (and its affiliates) owns at least seventy-five percent (75%) of the Common Stock issuable upon conversion of the Series C Convertible Preferred Stock issued to Warburg Pincus pursuant to the Purchase Agreement on the date thereof, the Company will nominate and use its reasonable efforts to have two individuals designated by Warburg Pincus elected to the Board of Directors. From the date on which the Company completes its Triggering Public Offering, and for as long as Warburg Pincus (and its affiliates) owns at least fifty percent (50%) of the Common Stock issuable upon conversion of the Series C Convertible Preferred Stock issued to Warburg Pincus pursuant to the Purchase Agreement on the date thereof, the Company will nominate and use its reasonable efforts to have one individual designated by Warburg Pincus elected to the Board of Directors.

     5. Transfers of Rights. This Agreement, and the rights and obligations of each Holder hereunder, may be assigned by such Holder to a person or entity to whom Registrable Shares are transferred by such Holder as follows: (i) to any person or entity to which at least the lesser of (x) 250,000 Registrable Shares or (y) all of the Registrable Shares owned by such Holder (including shares of Common Stock into which Registrable Shares have been converted and as adjusted for stock splits, stock dividends, recapitalizations and similar events occurring on or after the date of this Agreement) are transferred by such Holder, (ii) to an affiliate (as such term is defined in the Securities Act) of such Holder, (iii) in the case of a Holder that is a partnership, to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, or (iv) in the case of a Holder that is a limited liability company, to a member of such limited liability company or a retired member who resigns after the date hereof or to the estate of any such member or retired member, and, in each case, such transferee shall be deemed to succeed to the interest of his, her or its respective transferor for purposes of this Agreement; provided, that, the transferee provides written notice of such assignment to the Company and agrees in writing to be bound hereby.

     6. Termination of Prior Agreements. Each of the parties hereto acknowledges that this Agreement and the agreements referenced herein represent the entire agreement between the parties with respect to the subject matter herein. All previous agreements relating to registration rights and/or preemptive or percentage maintenance rights for the Company's capital stock have been terminated and supplanted by this Agreement and those agreements referenced herein.

     7. General.

               (a) Mergers, Etc. The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving company unless the proposed surviving company shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under Section 2 of this Agreement, and for that purpose references hereunder to "Registrable Shares" shall be deemed to be references to the securities which the holders of Registrable Shares would be entitled to receive in exchange for Registrable Shares under any such merger, consolidation or reorganization; provided, however, that the provisions of this
Section 7(a) shall not apply in the event of any merger, consolidation or reorganization in which the Company is not the surviving company if the holders of Registrable Shares are entitled to receive in exchange therefor (i) cash or
(ii) securities of the acquiring company which may be immediately sold to the public without registration under the Securities Act.

               (b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               (c) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

               (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

               (e) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

     If to the Company, at 125 Sidney Street, Cambridge, Massachusetts 02139,
Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchasers, with a copy to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, Attention: Jonathan L. Kravetz, Esq.; or

     If to a Purchaser, at his or its address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser. If the Purchaser is holder of Series B Convertible Preferred Stock, a copy of such notice shall be delivered to Tomlinson Zisko LLP, 200 Page Mill Road, Second Floor, Palo Alto, California 94306, Attention: Jill E. Fishbein, Esq., and if the Purchaser is a holder Series C Convertible Preferred Stock, a copy of such notice shall be delivered to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 Attention: Steven J. Gartner, Esq.

     Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this
Section 7(c).

               (f) Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

               (g) Amendments and Waivers. Any term of this Agreement, excluding any terms set forth in Section 3, may be amended or terminated and the observance of any term of this Agreement, excluding any terms set forth in
Section 3, may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least fifty-five percent (55%) of the Registrable Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events occurring on or after the date of this Agreement) held by all Stockholders; provided, however, that Sections 2.1(a) and (b) may not be amended without the consent of Vertex; and provided further, however, in addition to the aforementioned consent described above, any amendment or termination or waiver of the observance of (i) Sections 4.1(g)(iv), 4.1(o), or 4.2 (to the extent it applies to Sections 4.1(g)(iv) or 4.1(o)) shall require the written consent of the Stockholders holding a majority of the shares of the series of capital stock entitled to designate the director whose rights, privileges or authority are affected by such amendment, termination or waiver and (ii) Section 4.3 shall require the consent of Warburg Pincus. Notwithstanding the foregoing, any term of Section 3 may be amended or terminated and the observance of any such term may be waived with respect to all parties to this Agreement (either generally or in a particular instance and prospectively) with the written consent of the Company and the holders of at least eighty percent (80%) of the Registrable Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events occurring on or after the date of this Agreements) held by Vertex and the Purchasers. Solely for the purposes of this Section 7(g), Registrable Shares shall not include Common Stock issuable pursuant to either Article FOURTH, Section E.1.(c) or Section F.1.(c) of the Company's Certificate of Incorporation, as amended from time to time. Notwithstanding the foregoing, this Agreement may be amended or terminated, and any right hereunder may be waived with respect to all parties to this Agreement with the consent of less than all parties to this Agreement, and shall be binding upon each party, even if they do not execute such consent, only in a manner which applies to all parties to this Agreement, whose rights are being terminated, amended or waived, in the same fashion. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any Stockholder that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 7(g) shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision, unless explicitly so provided in such waiver or extension.

               (h) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

               (i) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including, in the case of the Purchasers, Financing Signature Pages (as defined in the Purchase Agreement)), each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement and the Financing Signature Pages may be executed by facsimile signatures.

               (j) Section Headings. The Section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

               (k) Aggregation of Stock. All Shares held by affiliated entities or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement (provided that no shares shall be attributed to more than one entity or person within any such group of affiliated entities or persons).

               (l) Further Assurances. Each of the parties hereto shall execute and deliver such instruments and take such other actions as the other parties may reasonably request in order to carry out the intent of this Agreement.

               (m) Rights of Purchasers. Each Purchaser shall have the absolute right to exercise or refrain from exercising any right or rights that such Purchaser may have by reason of this Agreement including without limitation, the right to consent to the waiver of any obligation of the Company and to enter into an agreement with the Company for the purpose of modifying this Agreement. Each such Purchaser shall not incur any liability to any other Purchaser with respect to exercising or refraining from exercising any such right or rights that such Purchaser may have by reason of this Agreement.

               (n) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

               (o) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except as expressly limited in this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               (p) Construction and Titles. This Agreement has been negotiated between the parties hereto, and the language hereof shall not be construed for or against any party. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. A reference herein to any Section shall be deemed to include a reference to every subsection thereof.

               (q) Attorney's Fees. If any action at law or in equity (including arbitration) is instituted to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

               (r) Waiver of Prior Rights. The Company and undersigned parties constituting two-thirds of the Registrable Shares (as defined in the Prior Agreement), hereby waive any and all rights pursuant to the Percentage Maintenance Right set forth in Section 3 thereof with respect to the Company's issuance and sale of the shares of Series C Convertible Preferred Stock and Purchaser Warrants exercisable for shares of Series C Convertible Preferred Stock pursuant to the Purchase Agreement.

                  [Remainder of Page Intentionally Left Blank]

     Executed as of the date first written above.

                                        COMPANY:

                                        ALTUS PHARMACEUTICALS INC.


                                        By: /s/ Peter L. Lanciano
                                            ------------------------------------
                                        Name: Peter L. Lanciano
                                        Title: President and CEO


                                        VERTEX PHARMACEUTICALS INCORPORATED


                                        By: /s/ Kenneth S. Boger
                                            ------------------------------------
                                        Name: Kenneth S. Boger
                                        Title: Sr. Vice President and General
                                               Counsel


                                        NOMURA INTERNATIONAL PLC


                                        By: /s/ Denise Pollard-Knight
                                            ------------------------------------
                                        Name: Denise Pollard-Knight
                                        Title: Head of Nomura Phase 4 Ventures


                                        U.S. VENTURE PARTNERS VIII, L.P.
                                        USVP VIII AFFILIATES FUND, L.P.
                                        USVP ENTREPRENEUR PARTNERS VIII-A, L.P.
                                        USVP ENTREPRENEUR PARTNERS VIII-B, L.P.

                                        By Presidio Management Group VIII,
                                        L.L.C.

                                        The General Partner of Each


                                        By: /s/ Michael P. Maher
                                            ------------------------------------
                                        Name: Michael P. Maher
                                        Title: Attorney In-Fact


                                        CMEA VENTURES LIFE SCIENCES 2000, L.P


                                        By: /s/ Thomas R. Baruch
                                            ------------------------------------
                                        Name: Thomas R. Baruch
                                        Title: General Partner

                [Amended and Restated Investor Rights Agreement]

                                        CMEA VENTURES LIFE SCIENCES 2000,
                                        CIVIL LAW PARTNERSHIP


                                        By: /s/ Thomas R. Baruch
                                            ------------------------------------
                                        Name: Thomas R. Baruch
                                        Title: General Partner

                [Amended and Restated Investor Rights Agreement]

                                        P/S BI BIOMEDICINSK VENTURE III


                                        By: /s/ Jesper Zeuthen
                                            ------------------------------------
                                        Name: Jesper Zeuthen
                                              ----------------------------------
                                        Title: Managing Director


                                        CLARIDEN BANK


                                        By: /s/ Eric Bernhardt
                                            ------------------------------------
                                        Name: Eric Bernhardt
                                        Title: Senior Vice President

                [Amended and Restated Investor Rights Agreement]

                                    EXHIBIT A

                               List of Purchasers

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.
466 Lexington Avenue
New York, NY 10017
Attention: Stewart Hen

U.S. VENTURE PARTNERS VIII, L.P.
2735 Sand Hill Road
Menlo Park, CA 94025
Attention: Michael Maher

USVP VIII AFFILIATES FUND, L.P.
2735 Sand Hill Road
Menlo Park, CA 94025
Attention: Michael Maher

USVP ENTREPRENEUR PARTNERS VIII-A, L.P.
2735 Sand Hill Road
Menlo Park, CA 94025
Attention: Michael Maher

USVP ENTREPRENEUR PARTNERS VIII-B, L.P.
2735 Sand Hill Road
Menlo Park, CA 94025
Attention: Michael Maher

NOMURA PHASE4 VENTURES LP
c/o Nomura International plc
Nomura House
1 St. Martin's-le-Grand
London EC1A 4NP
United Kingdom
Attention: Charles Sermon

P/S BI BIOMEDICINSK VENTURE III
Sundkrogsgade 7
P.O. Box 2672
DK-2100 Copenhagen
Denmark
Attention: Jens W. Kindtler

CLARIDEN BANK
Claridenstrasse 26
CH-8022 Zurich
Switzerland
Attention: Eric Bernhardt

CMEA VENTURES LIFE SCIENCES 2000, L.P.
One Embarcadero Center, Suite 3250
San Francisco, CA 94111
415.352.1520 ext. 200 (voice)
415.352.1524 (fax)
Attention: David Collier and Meryl Schreibstein

CMEA VENTURES LIFE SCIENCES 2000, CIVIL LAW PARTNERSHIP
One Embarcadero Center, Suite 3250
San Francisco, CA 94111
415.352.1520 ext. 200 (voice)
415.352.1524 (fax)
Attention: David Collier and Meryl Schreibstein

KIM FENNEBRESQUE
c/o SG Cowen & Co.
1221 Avenue of the Americas, 10th Floor
New York, NY 10020
(212) 278-4000 (office)
(212) 278-1641 (fax)

DAVID M. MALCOLM
460 Long Ridge
Bedford, NY 10530
(212) 278-4000 (office)
(212) 278-5599 (fax)

STELIOS PAPADOPOULOS
3 Summerset Drive South
Great Neck, NY 11020
(516) 487-5654 (home)
(516) 487-0245 (fax)

PETER REIKES
200 East 64th Street, #23A
New York, NY 10021
(212) 278-4000 (office)
(212) 278-4289 (fax)

SENGAL M. SELASSIE
187 Gates Avenue
Montclair, NJ 01042
(973) 744-7525 (home)
(973) 744-7569 (fax)
(212) 278-4000 (office)
(212) 278-5454 (fax)

CHRISTOPHER A. WHITE
247 West 87th Street, #18F
New York, NY 10024
(212) 278-4000 (office)
(212) 278-5454 (fax)

NOMURA INTERNATIONAL PLC
Nomura House
1 St. Martin's-le-Grand
London EC1A 4NP
United Kingdom
Attention: Charles Sermon

SG COWEN VENTURES I, L.P.
1221 Avenue of the Americas
New York, NY 10020

PAUL J. LEACH
1134 Federal Avenue East
Seattle, WA 98102

ML INVESTMENTS LLC
One Financial Center
Boston, MA 02111

CHINA DEVELOPMENT INDUSTRIAL BANK INCORPORATED
125, Nanking East Road, Section 5
Taipei 105
Taiwan, R.O.C.
Attn: James Yen

PALLADIN OPPORTUNITY FUND LLC
195 Maplewood Avenue
Maplewood, NJ 07040
Attn: Ira Leiderman

CDIB BIOTECH USA INVESTMENT, CO.
21 North Skokie Highway, Suite 104
Lake Bluff, IL 60044
Attn:Geoffrey Bonn

BAOTUNG VENTURE CAPITAL CORPORATION
10F, 261, Sung-Chiang Road
Taipei
Taiwan, R.O.C.
Attn: Joyce Lee, Ph. D.

WANTUNG VENTURE CAPITAL CORPORATION
10F, 261, Sung-Chiang Road
Taipei
Taiwan, R.O.C.
Attn: Joyce Lee, Ph. D.

CHUNG-SHAN VENTURE CAPITAL CORPORATION
10F, 261, Sung-Chiang Road
Taipei
Taiwan, R.O.C.
Attn: Joyce Lee, Ph. D.

CHUNG-SHAN II VENTURE CAPITAL CORPORATION
10F, 261, Sung-Chiang Road
Taipei
Taiwan, R.O.C.
Attn: Joyce Lee, Ph. D.

                                    EXHIBIT B

                                 List of Parties

1.   Peter L. Lanciano, Chairman, President, and CEO

2.   Anton Hoos, M.D., Vice President, Pharmaceutical Development

3.   Alexey L. Margolin, Ph.D., Vice President of Science

4.   Robert Gallotto, Vice President of Commercial Development, Branded Products

5.   Jonathan Lieber, Vice President of Finance

6.   Richard Forrest, Corporate Counsel